AMENDMENT NO. 1 TO

FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT

This Amendment is made as of June 13, 2008 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”) between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on May 13, 2008, the Board of Trustees of MST ratified and approved the creation of a new series of MST, the Munder Multi-Cap Growth Fund; and

WHEREAS, MST and MCM desire to amend the Agreement to include the Munder Multi-Cap Growth Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, MST and MCM agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby replaced with the attached Schedule A effective as of June 13, 2008.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Administrative Officer

Dated: June 13, 2008

Schedule A

to the

Fee Waiver & Expense Reimbursement Agreement

Funds

Munder International Fund-Core Equity

Munder International Small-Mid Cap Fund

Munder Mid-Cap Value Fund

Munder Multi-Cap Growth Fund

Munder Small-Mid Cap Fund

Munder Small-Mid Cap 130/30 Fund